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                                                                   EXHIBIT 10.11


                                                               December 24, 2002



C.J. Gabriel, Jr.
3307 Winding Creek Drive
Austin, TX 78735

Dear Gabe:

I am pleased to confirm my verbal offer of employment for the position of Executive Vice President, Supply Chain for Albertson's, Inc. (the "Company"). In this assignment, you will report directly to Peter Lynch, our President and COO. Your employment with the Company will commence on January 13, 2003 (the "Effective Date").

Your initial base salary ("Base Salary") will be $425,000 per annum, payable in accordance with the Company's policies relating to salaried employees. Your Base Salary may be changed by the Management Development/Compensation Committee of the Board of Directors of the Company (the "Management Development/Compensation Committee") in its sole discretion.

Commencing with the fiscal year of the Company ("Fiscal Year") in which the Effective Date occurs, you will have the opportunity to earn an incentive for each Fiscal Year (prorated for any partial year) as recommended by the Compensation Committee in accordance with the Company's annual incentive plan applicable to the Company's senior officers (the "Annual Incentive Compensation Plan"). The amount of each annual incentive shall be set by the Compensation Committee and is currently equal to seventy percent (70%) of Base Salary for the fiscal year if the applicable "target" performance goals (as defined in the Annual Bonus Plan for such period) are met (the "Target Award"), except that the award cannot exceed one hundred fifty percent (150%) of Target Award. The criteria for determining the amount of any Target Award and the bases upon which such Target Award shall be payable shall be no less favorable to you than those used for other senior executives of the Company, such criteria and bases to be determined in the sole discretion of the Compensation Committee.

As of the Effective Date, you will be granted 40,000 shares of deferred restricted stock units of the Company ("Restricted Stock Unit Award") in accordance with the form of grant used by the Company for grants made to its senior executive officers. Such grants shall vest at twenty percent (20%) per year on the first, second, third, fourth, and fifth anniversaries of the Effective Date; provided in each case that you have been continuously employed as a senior executive with the Company from the Effective Date through the applicable vesting date, except as otherwise provided in this letter agreement and in such deferred restricted stock unit agreement. Receipt of the vested Company common stock that is subject to a restricted stock unit award is automatically deferred until the date your employment with the company terminates. To the extent that dividends are paid on Company common stock after the Effective Date and prior to the date that the Company common stock that is subject to a Restricted Stock Unit Award is issued to you, you shall be entitled to receive a cash payment in an amount equal to the dividends you would have


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Mr. C. J. Gabriel, Jr.
December 16, 2002
Page 2


been entitled to receive had you been the owner of such unissued shares on the date such dividends are paid. Such cash payment shall be made at the same time payment of dividends are made to other shareholders of Company common stock.

As of the Effective Date, you will be granted an option ("Initial Option") to purchase 100,000 shares of common stock of the Company at a per share exercise price equal to the fair market value of the common stock of the Company on the Effective Date in accordance with the form of grant used by the Company for grants made to its senior executive officers; provided that the provisions of such grant shall not be inconsistent with, or provide for additional obligations upon you beyond, the terms of this letter agreement, and shall be subject to reasonable review by your counsel. Such grant will vest and become exercisable in annual installments at the rate of 20% of the total shares granted on each of the first, second, third, fourth, and fifth anniversaries of the Effective Date (each such installment, an "Initial Option Installment"); provided in each case that you have been continuously employed as a senior executive with the Company from the Effective Date through the applicable vesting date, except as otherwise provided in this letter agreement and in such stock option grant agreement.

You will be eligible to receive additional grants of stock options to purchase shares of common stock of the Company from time to time as recommended by the Management Development/Compensation Committee in its sole discretion in accordance with the Company's usual form of grant. Subsequent annual option awards otherwise shall be subject to the terms and conditions as generally apply to stock options granted to other senior executive officers who participate in the Company's equity incentive plans.

The Company will maintain, for your benefit, officer liability insurance in a form it maintains for its other senior executive officers. You will be indemnified by the Company against liability as an officer of the Company and any subsidiary or affiliate of the Company to the same extent as the Company's other senior officers. Your rights to such indemnification and insurance will continue so long as you may be subject to such liability, whether or not your employment may have terminated prior thereto.

Beginning with your effective date you will be provided with four (4) weeks of paid vacation per calendar year as well as sick leave and paid holidays in accordance with the Company's standard policy regarding these benefits for senior executive officers of the Company.

You will also be eligible to participate in each fringe, welfare, retirement and incentive programs adopted from time to time by the Company for the benefit of, and which generally apply to, its highest level of senior executive officers from time to time, including the Company's 401(k) and profit sharing plans, in accordance with the terms of such plans and programs. The Company will waive any otherwise applicable waiting periods for its medical benefits and life insurance plans.

The Company will reimburse you in accordance with the Company's relocation policy provided under its "Full Service Move Program for Senior Executive Officers" (the "Relocation Program"), a copy of which has been provided to you previously, in connection with your relocation to Boise, Idaho. Pursuant to the Relocation Program, you will be entitled to a "gross-up" payment with respect to those reimbursement payments described in the Relocation Program in an amount such that, after payment of all applicable taxes on such reimbursement payments

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Mr. C. J. Gabriel, Jr.
December 16, 2002
Page 3



and "gross-up" payment, you retain an amount equal to the amount of such reimbursement payments.

In the event of your termination of employment by the Company within two (2) years of the Effective Date for any reason other than Cause, you shall be entitled to receive the following (the "Accrued Obligations"):

     (a)  Any earned, but unpaid, Base Salary;

     (b) Any earned, but unpaid, bonus for any Fiscal Year that ended prior to the Fiscal Year in which the date of termination occurs;

     (c)  The cash equivalent of any accrued, but unused, vacation; and

     (d) Any accrued employee benefits, subject to the terms of the applicable employee benefit plans.

In the event that your employment is terminated by the Company without Cause, you shall receive the following severance benefits, in addition to the Accrued
Obligations:

     (a)  Severance payments and continuation of benefits as follows:

          (i) For any such termination which occurs prior to the first anniversary of the Effective Date, a lump sum payment equal to three (3) times the sum of Base Salary and Target Bonus, and continued participation in the Company's welfare benefit plans, fringe benefits, and employee perquisites for a period ("Continuation Period") of three (3) years (which shall be concurrent with any health care continuation benefits under COBRA);

          (ii) For any such termination which occurs after the first anniversary of the Effective Date but prior to the second anniversary of the Effective Date, a lump sum payment equal to two (2) times the sum of Base Salary and Target Bonus, and continued participation in the Company's welfare benefit plans, fringe benefits, and employee perquisites for a Continuation Period of two (2) years (which shall be concurrent with any health care continuation benefits under COBRA); and

          (iii) For any such termination which occurs after the second anniversary of the Effective Date but prior to the third anniversary of the Effective Date, a lump sum payment equal to one (1) times the sum of Base Salary and Target Bonus, and continued participation in the Company's welfare benefit plans, fringe benefits, and employee perquisites for a Continuation Period of one (1) year (which shall be concurrent with any health care continuation benefits under COBRA).

     (b) For any such termination, you shall be entitled to receive a pro-rata portion of the amount due to you under the Annual Bonus Plan for the fiscal year in which the date of

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Mr. C. J. Gabriel, Jr.
December 16, 2002
Page 4



         termination occurs, which amount shall be payable at the time of payment of bonuses under such plan to senior executives of the Company.

Please understand that this offer is subject to the Company having completed to its satisfaction any background or reference checks, as it may deem appropriate. Further, this letter shall not be construed to create an employment contract of any kind, express or implied, and your employment status shall be and remain "employment at will"; provided, however, that upon termination you shall be entitled to the benefits as set forth in this letter.

As a condition to receipt of any severance payments or continued benefits under this letter upon your termination for any reason, you will execute a release agreement reasonably satisfactory to the Company releasing any and all claims arising out of your employment with the Company.

In the event of any conflict between the terms of this letter agreement and the terms of any other agreement, award or arrangement contemplated hereby, the terms of this letter agreement shall control.

If the terms outlined above reflect your understanding of our offer and you accept employment based on these terms, please indicate your acceptance by signing the two original letters provided. Please keep one letter for your records and return the other to me.

We are extremely pleased to have you join the Albertson's team, and I look forward to our association with you in this important role at Albertson's.


                                   Sincerely,

                                   /s/ Kathy Herbert
                                   Kathy Herbert
                                   Executive Vice President,
                                   Human Resources

Accepted and agreed to this
24th day of December, 2002

/s/  C. J. Gabriel
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C. J. Gabriel, Jr.